Exhibit 4.1

AEP INDUSTRIES INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

1.                                      Purpose.  The purpose of the AEP Industries Inc. 2005 Employee Stock Purchase Plan is to enable and encourage employees of the Company and its Subsidiaries to acquire the Company’s Common Stock through payroll deductions to enable them to share in the economic prosperity of the Company.

2.                                      Definitions.

2.1                                 “Board of Directors” shall mean the Board of Directors of the Company.

2.2                                 “Code” shall mean the Internal Revenue Code of 1986 and any successor statute thereto, as amended.

2.3                                 “Committee” shall mean the Stock Option Committee of the Board of Directors.

2.4                                 “Common Stock” shall mean shares of the Company’s common stock, $.01 par value.

2.5                                 “Company” shall mean AEP Industries Inc., a Delaware corporation.

2.6                                 “Compensation” as used during any calendar year with respect to an Employee shall mean the amount of salary and hourly wages (including bonuses, overtime, commissions, sick pay, and other supplemental compensation) received by such Employee from the Company or a Subsidiary in respect of such calendar year, as required to be reported to the Internal Revenue Service (“IRS”) on IRS Form W-2 for such calendar year.

2.7                                 “Eligible Employee” shall mean only those persons who on an Offering Date (a) are Employees and (b) are not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.

2.8                                 “Employees” shall mean all persons employed by the Company or any Subsidiary, within the meaning of Section 423(b)(1) of the Code, excluding persons (a) employed less than one year, or (b) whose customary employment is 20 hours or less per week or for not more than five months per year, or (c) who serve on the Committee.

2.9                                 “Exercise Date” shall mean the final day of each Offering Period.

2.10                           “Fair Market Value” on a particular day means the last sale price regular way on such day or if such day is not a business day on the preceding business day, on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported by such exchange, or if the Common Stock is not listed or admitted to trading on any nations securities exchange, in the over-the-counter market on such day, as reported on the Nasdaq National Market (“Nasdaq”), or if there are no such prices reported on such exchange or Nasdaq on such day, the average of the closing high bid and low asking price of the Stock as reported by such exchange or Nasdaq, and if there be none, then as furnished to the Committee by any New York Stock Exchange member selected from time to time by the Committee for such purpose.  If there is no bid or asked price reported on any such day, the market value shall be determined by the Committee in accordance with the regulations promulgated under Section 2031 of the Code, or by any other appropriate method selected by the Committee.

2.11                           “Offering” shall mean the offering of shares of Common Stock to Participants pursuant to this Plan that occurs on each Offering Date.

2.12                           “Offering Date” shall mean the first day of each Offering Period.

2.13                           “Offering Period” shall mean the periods commencing January 1 and July 1 of each calendar year and ending, respectively, on June 30 and December 31 of the same calendar year.  The first Offering Period shall commence on July 1, 2005.

2.14                           “Participant” shall mean an Eligible Employee who elects to participate in the Plan and gives notice to the Company of such election in accordance with Section 5 hereof.

2.15                           “Plan” shall mean the AEP Industries Inc. 2005 Employee Stock Purchase Plan as hereafter, from time to time, amended.

2.16                           “Purchase Price” shall mean the cost of Common Stock acquired pursuant to the Plan as determined under Section 9 hereof.

2.17                           “Rules” shall mean the rules for administering the Plan adopted pursuant to Section 19 hereof.

2.18                           “Stock Purchase Account” shall mean the record of payments made by a Participant in accordance with Section 6 hereof which is required to be maintained in accordance with Section 7 hereof.

2.19                           “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3.                                      Shares Offered Pursuant To The Plan.  The number of shares of Common Stock which may be offered under the Plan on or after July 1, 2005, shall not exceed 250,000, subject to adjustment in accordance with Section 21 hereof.  Such shares may be authorized but unissued shares, previously issued shares reacquired by the Company, or any combination thereof.

4.                                      Shares Purchased By Participants.  Each Participant on an Offering Date shall be entitled to purchase from the Company, in the manner and on the terms herein provided, whole shares of Common Stock at the Purchase Price set forth in Section 9 hereof with amounts withheld or paid pursuant to Section 6 hereof during the Offering Period commencing on such Offering Date and ending on the next succeeding Exercise Date.  Anything herein to the contrary notwithstanding, if any person entitled to purchase shares pursuant to any Offering hereunder would be deemed for purposes of Section 423(b)(3) of the Code to own stock (including any number of shares which such person would be entitled to purchase hereunder and under any other such plan maintained by the Company or any Subsidiary) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares which such person shall be entitled to purchase pursuant to this Plan shall be reduced to that number which, when added to the number of shares of stock of the Company which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5%.

5.                                      Participation in Plan.  Any Eligible Employee may become a Participant in the Plan by notifying the Company in writing of his intention to participate prior to the Offering Date on which an Offering commences as the Committee may prescribe.  Such notice shall be in the form prescribed by the Rules and shall be delivered by hand or mailed, postage prepaid, to the secretary of the Committee, or his designee.

6.                                      Method of Payment For Shares.

6.1                                 Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from a Participant’s Compensation pursuant to this Section.

6.2                                 In his written notice to the Company pursuant to Section 5 hereof, a Participant shall authorize a deduction, stated as a percentage (to tenths of a percent) from the payment of his Compensation during each Offering Period.  The maximum deduction during any Offering Period shall not exceed 7.5% of Compensation during that Offering Period or such lesser amount as the Committee may prescribe.  The minimum deduction is 1.0% of Compensation.  A Participant may not change the amount of his deductions during an Offering Period, but may change the amount to be deducted for any subsequent Offering by filing notice thereof prior to the Offering Date on which such subsequent Offering commences in the manner provided in Section 5 hereof.

7.                                      Stock Purchase Accounts.  A Stock Purchase Account shall be established and maintained in the name of each Participant.  Amounts deducted from a Participant’s Compensation pursuant to Section 6 hereof shall be credited to his Stock Purchase Account.

8.                                      Interest.  No interest shall accrue or be payable to any Participant with respect to any amounts credited to his Stock Purchase Account.

9.                                      Purchase Price.  The Purchase Price per share of the shares of Common Stock sold to Participants hereunder for any Offering shall be the lesser of 85% of the Fair Market Value per share of Common Stock on (i) the Offering Date or (ii) the Exercise Date.

10.                               Purchase of Shares.  If as of any Exercise Date there is credited to the Stock Purchase Account of a Participant an amount at least equal to the Purchase Price of one share of Common Stock, as determined in Section 9 hereof, for the Offering which expires on such Exercise Date, the Participant shall purchase from the Company at such Purchase Price the largest number of whole shares of Common Stock which can be purchased with the amount credited to his Stock Purchase Account, or such lesser number of shares the Committee may from time to time establish as the maximum number of shares that a Participant may purchase in such Offering.

11.                               Expiration of Offering.  As of each Exercise Date the amount credited to the Stock Purchase Account of each Participant in the Offering which expires on such Exercise Date shall be charged with the aggregate Purchase Price of the shares of Common Stock purchased by the Participant on such Exercise Date.  The remaining balance credited to his Stock Purchase Account shall be refunded to each Participant who files notice of his election for refund prior to such Exercise Date in the manner provided in Section 23 hereof.  If no such notice is filed by a Participant and he has not withdrawn from the Plan in accordance with Section 13 hereof, any remaining balance credited to his Stock Purchase Account shall be credited to his Stock Purchase Account for the next succeeding Offering hereunder.

12.                               Issuance of Shares, Stock Certificate.

12.1                           The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been sold at the close of business on such Exercise Date.  Prior to that time the Participant shall have none of the rights or privileges of a stockholder of the Company with respect to such shares.

12.2                           As soon as practicable after each Exercise Date, the Company shall issue and deliver a certificate for the number of shares of Common Stock purchased by a Participant on such Exercise Date, which certificate shall be registered either in the Participant’s name or jointly in the names of the Participant and his spouse, with the right of survivorship, as the Participant shall designate in a written notice to the Company pursuant to Section 23 hereof.  The Participant may change such designation at any time by filing notice of the change in accordance with Section 23 hereof.

13.                               Voluntary Withdrawal from Plan.  A Participant other than an officer or director of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may withdraw from the Plan at any time by filing notice of withdrawal in the manner provided in Section 23 hereof.  Upon a Participant’s withdrawal, the entire amount credited to his Stock Purchase Account shall be refunded to him.  Any Participant who withdraws from the Plan may again become a Participant hereunder with respect to a future Offering Period by filing notice in accordance with Section 5 hereof.  An officer or director of the Company who is subject to Section 16(b) of the Exchange Act may withdraw from the Plan only with respect to a future Offering Period, unless the Committee shall have made other provision for exempting transactions under the Plan by such persons from Section 16(b) of the Exchange Act in advance of the Offering Period in which any such notice of withdrawal is filed.

14.                               Involuntary Withdrawal from Plan.  If a Participant ceases to be an Employee by reasons of clauses (a), (b) or (c) of Section 2.8 hereof, the entire credit balance in his Stock Purchase Account as of the effective date on which he so ceased to be an Employee shall be used to purchase shares of Common Stock pursuant to Sections 9 and 10 hereof as of the next Exercise Date and any remaining balance credited to his Stock Purchase Account shall be refunded to him.

15.                               Termination of Employment.  If a Participant ceases to be an Employee other than by reason of clauses (a), (b) or (c) of Section 2.8 hereof, the entire credit balance in his Stock Purchase Account shall be refunded to him.  If a Participant dies, the entire credit balance in his Stock Purchase Account shall be paid over to his estate.

16.                               Procedure if Insufficient Shares Available.  In the event that on any Exercise Date the aggregate funds available for the purchase of shares of Common Stock pursuant to Section 9 hereof would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, the Plan shall automatically terminate immediately after such Exercise Date and any remaining balance credited to the Stock Purchase Account of a Participant shall be refunded to such Participant.

17.                               Limitation on Right to Purchase.  Anything herein to the contrary notwithstanding, if at any time when any person is entitled to complete the purchase of any shares pursuant to this Plan, taking into account such person’s rights, if any, to purchase stock under all other stock purchase plans of the Company or any Subsidiary, the result would be that during the then current calendar year such person would have first become entitled to purchase under this Plan and all such other plans a number of shares of stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to this Plan shall be reduced by the number which is one more than the number of shares which represents the excess.

18.                               Rights Not Transferable.  Rights to purchase shares under this Plan are exercisable only by the Participant during his lifetime and are not transferable.  If a Participant attempts to transfer his rights to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 13 hereof shall apply with respect to such Participant.

19.                               Administration of the Plan.  Subject to the general control of, and superseding action by, the Board of Directors, the Committee shall have full power to administer the Plan.  The Committee shall adopt Rules not inconsistent with the provisions of the Plan for its administration, including the form of all notices required hereunder.  The Committee’s interpretation and construction of the Plan and Rules shall, subject as aforesaid, be final and conclusive.

20.                               Amendment of the Plan.  The Board of Directors may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the stockholders, no amendment may (i) change the number of shares reserved under the Plan other than as provided in Section 21 hereof, (ii) reduce the Purchase Price per share as determined under Section 9 hereof other than as provided in Section 21 hereof, or (iii) permit any person who is not an Employee to participate in the Plan.

21.                               Recapitalization and Corporate Reorganization.

21.1                           The aggregate number of shares of Common Stock reserved for purchase under the Plan as provided in Section 3 hereof and the Purchase Price per share as provided in Section 9 hereof shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company.

21.2                           Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation, shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant hereunder shall be paid to such Participant.

22.                               Expiration and Termination of the Plan.  The Plan shall continue in effect through June 30, 2015, unless terminated prior thereto pursuant to Section 21 hereof, provided that the Board of Directors shall have the right to terminate the Plan at any time.  In the event of the expiration of the Plan or its termination pursuant to Section 21 hereof, the entire amount credited to the Stock Purchase Account of each Participant hereunder shall be refunded to the Participant.

23.                               Notice.  Any notice which a Participant files pursuant to this Plan shall be in the appropriate form prescribed by the Rules or, if no provision is made in such Rules for the particular kind of notice in question, such notice shall be in writing and shall be delivered by hand or mailed, postage prepaid, to the secretary of the Committee, or his designee.

24.                               Repurchase of Stock.  The Company shall not be required to repurchase from any Participant shares of Common Stock which he acquires under this Plan.

25.                               Alternative Contribution Methods.  Anything herein to the contrary notwithstanding, in the event that authorized payroll deductions from Employees’ Compensation are not permitted by reason of the provisions of local law applicable to the Company or any Subsidiary, the Committee shall adopt an appropriate alternative method pursuant to which affected Employees may make payment for shares of Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6 hereof. Payments made hereunder shall be deemed to have been made pursuant to Section 6 hereof.